Exhibit 10.1

Change of Control Policy

Adopted November 8, 2007, Amended March 4, 2008

Purpose

TriQuint Semiconductor, Inc. (the Company) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. To this end, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the Board) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control of the Company. This policy sets forth the benefits that will be made available if the eligible officers are terminated in connection with a Change of Control.

Who is Eligible

All 16(b) officers not otherwise covered under a prior Company change of control agreement or similar policy are eligible for benefits under this policy.

Definitions

For the purpose of this policy, the following definitions apply:

“Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

“Cause” means that the officer committed any one or more of the following: (i) intentional failure to perform assigned duties; (ii) incompetence in carrying out his or her duties, as measured against standards generally prevailing in the industry; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to the officer’s employment with Company; (iv) a felony or any act involving moral turpitude; (v) the violation of a material Company policy or procedure, or the breach of any material provision of this policy or any confidentiality, assignment of rights, non-competition, or non-solicitation agreement between the officer and Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of the violation is given to the officer; or (vi) a breach of the officer’s fiduciary duty to Company.

“Change of Control” means the Company is a party to a transaction in which it is sold to, merged, consolidated, reorganized into or with, or its assets are transferred or sold to another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity.

“Change of Control Window” means the period beginning ninety (90) days prior to, and ending twelve months after the effective date of any Change of Control.

“Disability” means the officer’s inability to perform the duties of his or her position for a continuous period of five (5) months, with or without reasonable accommodation, because of a physical or mental impairment.

“Good Reason” means the occurrence of any of the following and Company’s failure to cure within 30 days after Company’s receipt of written notice from the officer asserting that Good Cause exists and specifying such cause: (i) a material reduction in the officer’s responsibilities as in effect immediately prior to the Change of Control, or any removal of the officer from, or any failure to re-elect the officer to positions immediately prior to the Change of Control, which has the effect of materially diminishing his or her responsibility or authority, as determined by the Compensation Committee of the Board as comprised immediately prior to the Change of Control, (iii) a reduction in the officer’s Base Salary or any Target Bonus (other than a reduction comparable in percentage to a reduction affecting the Company’s executives generally) as in effect immediately prior to the Change of Control; or a Company-mandated relocation of the officer’s principal place of employment or current principal residence by more than 50 miles immediately prior to the resignation.

Effect of Termination During Change of Control Window

If a Change of Control occurs while this policy is in effect and an eligible officer’s employment is terminated during a Change of Control Window (i) by Company for reasons other than Cause or the officer’s death or Disability, or (ii) by the officer for Good Reason, then the officer will be entitled to the benefits described below, provided the officer signs and does not revoke a general release of claims in a form satisfactory to Company and complies with his or her obligations to Company under this policy and any other confidentiality, assignment of rights, non-competition, or non-solicitation agreements between Company and the officer. Change of Control Benefits will cease and the Company shall have no further payment obligations to the officer if he or she breaches any applicable confidentiality, non-compete, and non-solicitation obligations to the Company.

Change of Control Benefits

An officer who qualifies for benefits will receive the following:

•	Continuation of Base Salary for twelve (12) months

•	A payment equivalent to the officer’s target bonus for the previous twelve (12) months, payable in 26 installments at regular payroll intervals

•	Payment of COBRA premiums for twelve (12) months, provided the officer is eligible for and properly elects COBRA coverage

•	The closest in twenty four (24) months’ worth of the officer’s unvested Option shares shall automatically become vested.

•	The period in which the officer may exercise any vested options shall be extended from 90 days to twelve (12) months following his or her termination

•	All payments shall be net of applicable withholding.

Non-solicitation/Non-competition

To receive Change of Control Benefits, the officer must comply with the following post-termination restrictions on employment:

Non-solicitation. For one year after the officer’s employment with Company terminates, regardless of the reason for termination, he/she will not (a) directly or indirectly solicit competing business from any person or entity which then is or was a Company customer, client or prospect during the twelve (12) months prior to termination, (b) induce any such person or entity to cease or reduce their business relationship with Company; (c) induce any person to leave the employment of Company; or (d) directly or indirectly hire or use the services of any Company employee unless the officer obtains Company’s written consent. The officer will not aid others in doing anything he/she is are prohibited from doing himself/herself under this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise. For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of Company for the purpose of advising them that the officer no longer is employed by Company and is available for work that is competitive with the services offered by Company, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The term “Company employee” includes any then current employee of Company or any person who has left the employ of Company within the then previous six (6) months. The terms “Company client” and “Company customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Company prospect” means any person or entity to whom Company has submitted a bid or proposal within the then immediately preceding six (6) months.

Non-competition. For one year after the officer’s employment with Company terminates, regardless of the reason for termination, the officer will not directly or indirectly Compete (defined below) with Company anywhere Company is doing or planning to do business, nor will he/she engage in any other activity that would conflict with the Company’s business, or interfere with the officer’s obligations to the Company. “Compete” means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by Company as of the date the officer’s employment relationship terminates.

Effect of Prior Change of Control Agreement or Benefits

Company does not intend for this policy to duplicate any benefits previously extended to employees. Therefore, this policy will not replace or supplement any existing Company agreement or policy providing for benefits in connection with a change of control (however defined). Employees who are covered by such agreements or policies are ineligible for benefits under this policy. However, the Company will permit employees to choose the applicable change of control policy or agreement under which they wish to be protected. Any 16(b) officers otherwise covered by this policy may elect to waive their rights under any prior change of control agreement or policy by signing a written waiver to that effect on or before March 7, 2008. Officers who waive their rights under prior agreements or policies will thereafter be covered by this policy.

Integral Exclusive Arbitration Remedy.

Any disputes associated with this policy and the benefits available under it are resolvable solely and exclusively in arbitration, and all arbitration results shall be final and binding on both parties.

All disputes, claims or causes of action under this policy will be resolved to the fullest extent permitted by law by final and binding confidential arbitration, which may be held only in Portland, Oregon through Judicial Arbitration and Mediation Services, Inc. (JAMS) under its rules and procedures for arbitration of employment disputes (the Rules). JAMS will provide a list of five arbitrators from which both parties may eliminate two to obtain the final arbitrator. Either the Company or the claimant may resort to court solely to enforce the agreement to arbitrate.

This exclusive remedy and Company’s belief in its greater confidentiality, lower procedural cost, and faster resolution is integral to Company’s willingness to advance the change of control benefit here outlined. Resort to litigation to advance a claim to benefits under this policy, except to the limited extent as authorized in this policy for purposes of enforcing the obligation to arbitrate, therefore breaches a precondition of the benefit. One who resorts to litigation, other than as allowed here, for purposes of advancing a claim under this policy will therefore not be eligible to receive any benefit, regardless of the other merits of his or her claim.

Waiver and Release

TriQuint Semiconductor, Inc. (TriQuint) has offered me the opportunity to choose between the change of control benefits under which I wish to continue my employment.

I am currently a party to a letter agreement dated                      (copy attached).

In consideration of the benefits provided in the TriQuint Change of Control policy dated March 4, 2008, I hereby waive all rights and benefits to which I may become entitled under the attached agreement dated                     , and release TriQuint its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns, from any and all liability, damages or causes of action, whether known or unknown, under and in any way relating to that agreement.

This Waiver and Release (Waiver) shall be interpreted and enforced in accordance with the laws of the State of Oregon, without regard to conflict of law principles. In the event of any suit, action, arbitration or other proceeding to interpret or enforce this Waiver, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial and on appeal. The exclusive jurisdiction for any action to interpret or enforce this Waiver shall be the State of Oregon.

This Waiver shall be binding upon my heirs, executors, administrators and other legal representatives and may be assigned and enforced by TriQuint, its successors and assigns.

The provisions of this Waiver are severable. If any provision of this Waiver or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Waiver that can be given effect without the invalid obligations, provisions, or applications.

This Waiver constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Waiver is not effective until it is signed by all parties.

EMPLOYEE	TRIQUINT SEMICONDUCTOR, INC.

By:	By:

Date:	Date:

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